EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan and the 2010 Employee Stock Purchase Plan of Peregrine Pharmaceuticals, Inc. of our reports dated July 14, 2010, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
December 6, 2010